EXHIBIT 21.1
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                          EXTENDED SYSTEMS INCORPORATED
                              LIST OF SUBSIDIARIES


  NAME
  ----

  Extended Systems of Idaho, Inc.
  Extended Systems International, Inc.
  Extended Systems GmbH
  Extended Systems U.S. Virgin Islands, Inc.
  Extended Systems of Wyoming, Inc.
  Extended Systems Limited
  Extended Systems SARL
  Extended Systems Italia SRL
  Counterpoint Systems Foundry, Inc.
  Rand Software Corporation
  Parallax Research Pte.
  Extended Systems Holdings Limited
  Advance Systems Limited
  Zebedee Software Limited
  Extended Systems Bristol Limited
  Extended Systems Benelux B.V.